UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 21, 2008

Nexxus Lighting, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23590	59-3046866
(Commission File Number)	(IRS Employer Identification No.)

124 Floyd Smith Drive, Suite 300, Charlotte, North Carolina	28262
(Address of Principal Executive Offices)	(Zip Code)

(704) 405-0416

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 30, 2008, Nexxus Lighting, Inc., a Delaware corporation, acquired all of the outstanding capital stock of Lumificient Corporation, a Minnesota corporation (“Lumificient”), pursuant to the terms of a stock purchase agreement, dated as of April 30, 2008, among Nexxus Lighting, Lumificient and the shareholders of Lumificient (the “Stock Purchase Agreement”). Under the terms of the Stock Purchase Agreement, the shareholders of Lumificient received cash consideration of $1.1 million and 475,000 shares of Nexxus Lighting’s common stock at closing, and are entitled to possible future earn-out payments of up to an aggregate of 1,725,000 additional shares of Nexxus Lighting’s common stock, resulting in the potential issuance under the Stock Purchase Agreement of approximately 29% of Nexxus Lighting’s outstanding common stock at April 30, 2008, if all of the performance milestones are achieved.

Nasdaq Marketplace Rule 4350(i)(1)(C) (the “Rule”) requires shareholder approval prior to the issuance or potential issuance of 20% or more of a company’s common stock in connection with the acquisition of the stock or assets of another company. In a letter dated July 21, 2008, the Nasdaq staff noted that Nexxus Lighting did not obtain shareholder approval for the Stock Purchase Agreement and, as a result, Nexxus Lighting did not comply with the Rule. On June 26, 2008, the Stock Purchase Agreement was amended to cap the shares which may be issued pursuant to the Stock Purchase Agreement without shareholder approval to less than 20% of Nexxus Lighting’s outstanding common stock at April 30, 2008. Accordingly, the Nasdaq staff has determined that Nexxus Lighting has regained compliance with the Rule and the matter is now closed.

A copy of the letter amending the Stock Purchase Agreement was filed as Exhibit 10.9 to the Current Report on Form 8-K filed by Nexxus Lighting on July 2, 2008. The summary contained in this current report is qualified in its entirety by reference to the more detailed terms of such amendment, and investors are encouraged to review the full text of such amendment.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated July 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 25, 2008	NEXXUS LIGHTING, INC.

/s/ John C. Oakley
	Name:	John C. Oakley
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 25, 2008